Investor Contact: Amy Wakeham IR@integer.net 214.618.4978

FOR IMMEDIATE RELEASE	Media Contact: Kelly Butler kelly.butler@integer.net 214.618.4216

Integer Elects James Hinrichs to its Board of Directors

FRISCO, TX – February 12, 2018 – Integer Holdings Corporation (“Integer”) (NYSE: ITGR) today announced that James Hinrichs has been elected to its Board of Directors. Mr. Hinrichs will also serve on the Board’s Audit and Compensation & Organization Committees.

“We are very pleased that Jim Hinrichs has agreed to join the Integer Board of Directors,” said Bill R. Sanford, Integer’s Chairman. “His extensive financial background and knowledge of the medical device and pharmaceutical markets will further strengthen our talented board.”

“I look forward to working together with Jim and the other Integer Board members to deliver increased value for our shareholders,” commented Joseph Dziedzic, President & Chief Executive Officer of Integer.

Mr. Hinrichs has over 25 years of experience in financial roles in the medical device and pharmaceutical industries. He most recently served as Executive Vice President and Chief Financial Officer of Alere, Inc. from April 2015 until its sale to Abbott Labs in October 2017. From December 2010 through March 2015, Mr. Hinrichs served as Chief Financial Officer of CareFusion Corporation prior to its sale to Becton Dickinson. He previously had served as CareFusion's Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., Mr. Hinrichs worked for five years at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following more than a decade of finance and marketing roles at Merck & Co.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality technologies and manufacturing to Medical Device OEM’s to enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch™ Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net.